Exhibit 99.1

News Release For Immediate Release

Catasys Announces 2019 Third Quarter Financial Results

●	Q3 2019 Record Revenue of $8.8 Million, Up 102% Year over Year and 15% from Q2 2019
●	Total Outreach Pool of Eligible Members of 140,000 in Q3 2019, Up 26% from 112,000 at Q2 2019
●	Net New Enrolled Members of 1,473 in Q3 2019, up 366% from 316 in the Same Period of Prior Year
●	Secured $45 Million in Debt Financing from Goldman Sachs to Support Company’s Accelerating Growth
●	Company Reiterates 2019 GAAP Revenue Guidance of $35.0 Million
●	Company Issues 2020 GAAP Revenue Guidance of $90.0 Million
●	Company to Host Conference Call at 4:30 pm ET Today

Santa Monica, CA – November 13, 2019 – Catasys, Inc. (NASDAQ: CATS) (“Catasys” or the “Company”), a leading AI and technology-enabled healthcare company, today reported its financial results for the third quarter ended September 30, 2019. The Company provides big data-based analytics and predictive identification and engagement capabilities to health plans and their members through its OnTrakTM solution on the Catasys PRETM (Predict, Recommend, Engage) platform.

Management Commentary

Mr. Terren Peizer, the Company’s Chairman and CEO, stated, “Enrollments continued to increase at a rapid pace with nearly 1,500 net new enrolled members in the OnTrak program during the third quarter of 2019. With the continued build-out of our engagement team—care coaches, outreach personnel, and community care coordinators—and with the continued technology and infrastructure investment, we are poised to deliver on our goal of helping and saving as many lives as possible. We were particularly pleased to have closed on a debt financing with Goldman Sachs, which will support the accelerated growth we expect to see in 2020 without significant dilution to shareholders. As our outreach pool of eligible members continues to grow and drive enrollments, we believe the proceeds from this financing put Catasys in a strong position to be able to generate positive cash flow by executing on our growth initiatives, including program and platform expansions and technological advancements, as we head into next year. We expect to close out 2019 with a strong fourth quarter despite encountering a few headwinds throughout the year, including one national plan freezing our launches pending a national RFP, the onboarding of hundreds of new care team members across the country, the integration of new digital systems and the recruitment of a national commercial team, all of which are part of our investment in supporting the tremendous growth we anticipate in 2020, a year of exponential growth as reflected by our revenue guidance indicating that business will more than double. It’s important to note that had we not been frozen by one of our national health plan partners pending their company-wide behavioral health RFP, we would have significantly outperformed our 2019 guidance. Excitingly, we were the winning proposal and are awaiting the final statement of work contracts.”

Company Reiterates 2019 GAAP Revenue Guidance

●	Catasys expects to report revenues of $35.0 million in 2019, supported by accelerating enrollment growth through the remainder of 2019.

Catasys, Inc.	Page 2
November 13, 2019

2020 Guidance

●

Catasys expects to report revenues of at least $90.0 million in 2020, representing year-over-year growth of 157% from the guided $35.0 million in revenues for 2019. The Company anticipates that this revenue increase will be supported through accelerating enrollment growth during this coming year.

●	This guidance solely represents existing and planned enrollment launches, and program expansions with current health plan partners.
●

Annual guidance does not include new contracts and subsequent launches, initial launches of existing contracts, and new expansions within existing contracts that may increase the outreach pool throughout the year.

2019 Third Quarter and Recent Operating Highlights

●

Catasys’ outreach pool of eligible members continued its rapid ramp, increasing to approximately 140,000 at the end of the third quarter of 2019 due to significant expansion within existing contracts, an increase from approximately 112,000 at June 30, 2019, and up from 38,000 at the end of the third quarter of 2018. Catasys is currently outreaching to 113,000 eligible members and anticipates outreaching to the full pool in January 2020 when Medicare regulations allowing for telehealth engagement go into effect. While the Company has historically discussed a 20% enrollment rate at scale, some populations enroll at a higher rate and others at a lower rate depending on customer product and disease mix. As Catasys dramatically grows its engagement team, the time to optimal enrollment efficiency also increases. Net new enrolled members, defined as total new enrollments less graduated and disenrolled members, in the third quarter of 2019 increased 366% to 1,473 from 316 in the prior-year period and 78% from 828 in the second quarter of 2019.

●	In September 2019, the Company announced a debt financing commitment of up to $45 million from Goldman Sachs to support Catasys’ accelerating growth and technology and product investment.

2019 Third Quarter Financial Review

Revenues

●

Revenue increased 102% to $8.8 million for the third quarter of 2019, from $4.4 million during the same period in 2018, as a result of the net increase in number of members enrolled in the Company’s OnTrak solution during the third quarter of 2019 compared with the same period in 2018.

Gross Margin

●

Gross margin was 30.8% for the third quarter, compared to 25.9% in the prior-year period and 43.2% in the second quarter of 2019. The sequential decrease from the prior quarter was a result of the Company’s continued ramp-up in hiring and training the necessary personnel to support the rapid and significant growth in enrolled members expected in the coming months.

●

Cost of Revenue consists primarily of salaries related to Catasys’ care coaches, outreach specialists, community care coordinators, healthcare provider claims payments to its network of physicians and psychologists, and fees charged by third party administrators for processing these claims.

●

The costs for such staff are included in Cost of Revenue during training and ramp-up periods. Margins will be impacted by the hiring of staff in preparation for anticipated future customer contracts and corresponding increases in members eligible for OnTrak.

Operating Expenses

●

Operating expenses in the third quarter of 2019 were $8.3 million, compared to $5.2 million in the prior-year period. This increase was mainly due to higher expenses related to investments in new technology, new product innovation, servicing contracts and investments in key personnel to support future growth compared to the prior-year period.

Net Income (Loss)

●

For the third quarter of 2019, net loss was $8.6 million, or $0.52 per diluted share, compared to a net loss of $4.4 million, or $0.27 per diluted share, in the prior-year period. Adjusting for one-time debt termination costs and related fees of $1.1 million and write-off of debt issuance costs of $1.5 million, net loss would be $6.0 million, or $0.36 per diluted share.

Catasys, Inc.	Page 3
November 13, 2019

2019 Nine Months Financial Review

●	Revenue increased 144% to $23.3 million for the nine months ended September 30, 2019, from $9.6 million during the same period in 2018.
●	Gross margin was 42.1% for the nine months ended September 30, 2019, compared to 11.4% in the prior-year period.
●	Operating expenses in the first nine months of 2019 were $22.8 million, compared to $13.5 million in the prior-year period due to the reasons mentioned above.
●

For the first nine months of 2019, net loss was $17.0 million, or $1.04 per diluted share, compared to $12.8 million, or $0.80 per diluted share in the prior-year period. Adjusting for one-time debt termination costs and related fees of $1.1 million and write-off of debt issuance costs of $1.5 million, net loss would be $14.4 million, or $0.88 per diluted share.

Conference Call – Wednesday, November 13, 2019 – 4:30 pm ET

The Company will host a conference call/webcast on Wednesday, November 13, 2019, at 4:30 pm ET/1:30 pm PT.

Investors, analysts, employees and the public are invited to listen to the conference call via:

Conference Call

877-705-2969 (domestic) or 201-689-8868 (international)

Webcast

https://78449.themediaframe.com/dataconf/productusers/cats/mediaframe/33108/indexl.html

Those who are unable to attend the conference call live can use the following information to hear a replay version:

Conference ID#:	13672721
Conference Call Replay:	877-660-6853 (domestic) or 201-612-7415 (international)
Expiration Date:	11/20/2019

About Catasys, Inc.

Catasys, Inc. is a leading AI and technology-enabled healthcare company whose mission is to help improve the health and save the lives of as many people as possible. Its Catasys PRETM (Predict-Recommend-Engage) platform predicts people whose chronic disease will improve with behavior change, recommends effective care pathways that people are willing to follow, and engages people who aren’t getting the care they need. By combining predictive analytics with human engagement, Catasys delivers improved member health and validated outcomes and savings to healthcare payers.

Catasys’ integrated, technology-enabled OnTrak solution, a critical component of the Catasys PRE platform, is designed to treat members with behavioral conditions that cause or exacerbate chronic medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance.

Catasys, Inc.	Page 4
November 13, 2019

OnTrak integrates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaching and in-market Community Care Coordinators who address the social and environmental determinants of health, including loneliness. The program improves member health and delivers validated cost savings to healthcare payers of more than 50 percent for enrolled members. OnTrak is available to members of leading national and regional health plans in 27 states.

Learn more at www.catasys.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles, or GAAP, the Company has provided in this press release and the quarterly conference call held on the date hereof certain non-GAAP financial measures. The non-GAAP financial measure include non-GAAP net loss and non-GAAP net loss per share, which exclude, for the periods in which they are presented, one-time debt termination costs and write-off of debt issuance costs.

The Company’s management uses these non-GAAP financial measures and other key metrics internally in analyzing its financial results and believes they are useful to investors, as a supplement to the corresponding GAAP measures, in evaluating the Company’s ongoing operational performance and trends.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Contacts

For Investors:

Catasys, Inc.
Ariel Davis

Phone: 310-444-4346

Email:     ariel@catasys.com

For Media:

Catasys, Inc.

Cathy Finley

Phone: 310-444-4308

Email:     cfinley@catasys.com

Catasys, Inc.	Page 5
November 13, 2019

CATASYS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	$8,845	$4,369	$23,337	$9,553
Cost of revenue	6,119	3,237	13,511	8,465
Gross profit	2,726	1,132	9,826	1,088

Operating expenses	8,322	5,179	22,844	13,527
Operating loss	(5,596)	(4,047)	(13,018)	(12,439)

Other income / (expense)	(2,550)	-	(2,536)	40
Interest expense	(590)	(241)	(1,382)	(278)
Change in fair value of warrant liability	173	(65)	(38)	(94)
Net loss	$(8,563)	$(4,353)	$(16,974)	$(12,771)

Net loss per share, basic and diluted from operations:	$(0.52)	$(0.27)	$(1.04)	$(0.80)

Weighted-average shares used to compute basic and diluted net loss per share	16,562	15,917	16,360	15,909

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November 13, 2019

CATASYS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	September 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and restricted cash	$15,900	$3,162
Receivables, net	2,272	1,382
Unbilled receivables	2,090	-
Prepaid expenses and other current assets	791	1,108
Total current assets	21,053	5,652
Long-term assets:
Property and equipment, net	175	263
Restricted cash, long-term	408	408
Right-of-use assets	2,814	-
Total assets	$24,450	$6,323

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$1,111	$497
Accrued compensation and benefits	1,784	1,537
Deferred revenue	3,708	4,195
Current portion of lease liabilities	359	-
Other accrued liabilities	2,551	1,501
Total current liabilities	9,513	7,730
Long-term liabilities:
Long-term debt, net	29,868	7,472
Long-term lease liabilities	2,120	-
Warrant liabilities	670	86
Total liabilities	42,171	15,288

Stockholders' deficit:
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized; 16,585,199 and 16,185,146 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	2	2
Additional paid-in capital	304,906	296,688
Accumulated deficit	(322,629)	(305,655)
Total stockholders' deficit	(17,721)	(8,965)
Total liabilities and stockholders' deficit	$24,450	$6,323

Catasys, Inc.	Page 7
November 13, 2019

CATASYS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands)

(unaudited)

	For the Nine Months Ended September 30,
	2019	2018
Cash flows used in operating activities
Net loss	$(16,974)	$(12,771)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	2,947	2,024
Write off of debt issuance costs	1,505	-
Depreciation	108	229
Amortization	449	95
Warrants issued for services	43	86
Change in fair value of warrants	38	94
Common stock issued for consulting services	-	112
Loss on disposal of fixed assets	-	69
Deferred rent	(26)	(67)
Changes in operating assets and liabilities:
Accounts payable	614	539
Leases liabilities	575	-
Other accrued liabilities	1,164	410
Prepaids and other current assets	149	3
Deferred revenue	(487)	3,994
Receivables	(890)	(1,880)
Unbilled receivables	(2,090)	-
Net cash used in operating activities	(12,875)	(7,063)

Cash flows provided by financing activities
Proceeds from secured promissory note	-	7,500
Proceeds from revolving loan	7,500	-
Repayment of revolving loan	(15,000)	-
Proceeds from A/R facility	1,938	-
Repayment of A/R facility	(1,938)	-
Proceeds from GS loan	35,025	-
Debt issuance costs	(2,813)	(336)
Debt termination related fees	(1,956)	-
Proceeds from warrant exercise	1,128	-
Proceeds from options exercise	1,660	-
Capital lease obligations	69	(25)
Net cash provided by financing activities	25,613	7,139

Net increase in cash and restricted cash	12,738	76

Cash and restricted cash at beginning of period	3,570	4,779
Cash and restricted cash at end of period	$16,308	$4,855

Supplemental disclosure of cash flow information:
Right of use asset obtained in exchange for lease obligation	$2,574	$-
Interest paid	967	-
Non cash financing and investing activities:
Warrant issued in connection with A/R facility	$-	$64
Warrant issued in connection with GS facility	2,354	-
Reclassification of warrant liability to equity upon amendment of the loan agreement	86	-
Warrants issued in connection with revolving loan	-	-
Property and equipment acquired through capital leases	250	-